Exhibit 99.1

April 27, 2011

First Mid-Illinois Bancshares, Inc. Mattoon, Illinois, today announced that Joseph R. Dively will join its management team as President of First Mid-Illinois Bank & Trust, NA and Senior Executive Vice President of First Mid-Illinois Bancshares, Inc. effective May 9, 2011.  Dively has served on the Boards of both the bank and the parent company since 2004 and will continue to serve on these Boards.  Dively is currently a Senior Vice President with Consolidated Communications Holdings, Inc. (Nasdaq: CNSL) which is also based in Mattoon.  He joined Consolidated in 1991.

First Mid Chairman and CEO Bill Rowland said, “Joe has worked with First Mid and its management team for a number of years as a Director and is therefore extremely familiar with our organization.   He brings a wealth of talent and a wide diversity of experiences to the position and I am confident he will provide quality leadership for many years to come.”  Rowland added, “The business of banking is a good business to be in but economic and regulatory forces are making it ever more challenging.  As we thought about our options for the future, it was clear that we needed someone with Joe’s energy, intellect and business experience.  We are fortunate Joe has decided to join First Mid.”

John Hedges, who will assume the role of Senior Executive Vice President and Chief Credit Officer for First Mid-Illinois Bank & Trust added, “First Mid is committed to excellence in everything we do, whether it be serving our shareholders, our customers or the communities where we operate.  Joe and I have known and worked with each other for many years at the bank and on the Board of Sarah Bush Lincoln Health Center.  I think this is a great opportunity for our bank and its people as we prepare First Mid for the future.”

 Joe Dively said, “I am excited about this opportunity and First Mid’s future. Having worked closely with First Mid management and the Board for seven years, I have tremendous confidence that we are well-positioned to grow our services and the footprint of First Mid.  I have thoroughly enjoyed my twenty years with Consolidated Communications and have built many personal and lasting relationships with co-workers and customers. I leave knowing they will continue to do exceptionally well and that their future will be bright. ”

A central Illinois native, Dively has a bachelor’s degree in business administration from Eastern Illinois University and has completed executive education courses at Harvard University and The University of Chicago, Graduate School of Business.  Dively has served as the Chairman of the Illinois Chamber of Commerce, Chairman of the Board of Sarah Bush Lincoln Health Center, and as the Chair of the Business School Advisory Board at Eastern Illinois University. Prior to joining Consolidated, Dively held a variety of sales and marketing positions with Caterpillar and IBM.

First Mid, headquartered in Mattoon, Illinois, has assets of $1.5 billion and provides banking, wealth management and insurance services to communities throughout central Illinois.  Its stock trades in the over the counter market under the symbol “FMBH.”  More information about First Mid is available at www.firstmid.com.